GeoMet Announces Agreement to Purchase

Coalbed Methane Assets in Core Areas and

New Bank Credit Agreement

Houston, Texas – October 17, 2011...GeoMet, Inc. (NASDAQ: GMET) (the “Company” or “GeoMet”) announced today that it has executed definitive agreements with a privately-held company to purchase coalbed methane (“CBM”) assets in Alabama and West Virginia, certain natural gas hedge positions, and a license to use a certain drilling technology. The effective date of the transaction is July 1, 2011 (the “Effective Date”) and is subject to customary closing conditions and purchase price adjustments, including the exercise, waiver or expiration of the preferential purchase rights described below. The Company also announced a new amended and restated bank credit agreement which it intends to use to finance the acquisition.

The Transaction

Under the agreement, GeoMet will purchase:

•	Approximately 50 Bcf of estimated net proved CBM reserves (calculated in accordance with SEC guidelines) as of the Effective Date.

•	Net daily gas sales volumes which averaged approximately 22 MMcf per day for the first six months of 2011.

•	Natural gas hedge positions totaling approximately 6.5 Bcf from the Effective Date through December 2012 with an average fixed price of $6.44/Mcf.

•	A royalty free license to use a certain drilling technology in nine counties in West Virginia and one county in Virginia.

•	Approximately 70,000 net acres of undeveloped leasehold in West Virginia.

Total consideration for the acquired assets is $90.2 million, subject to adjustment for net proceeds of production after the Effective Date, realized hedging gains subsequent to the Effective Date, any exercise of preferential purchase rights and other customary purchase price adjustments. Closing of this transaction is expected within the next four to eight weeks dependent on the timing of the exercise, waiver or expiration of the preferential purchase rights described below.

Preferential Purchase Rights

A portion of the CBM properties to be acquired in Alabama, subject to two separate preferential rights to purchase by a single party, have an allocated value of $30.8 million. These preferential rights to purchase are expected to expire on or about October 31, 2011, if not earlier exercised or waived. A portion of the CBM properties to be acquired in West Virginia, subject to a preferential right to purchase by a single party, have an allocated value of $23.4 million. The preferential right to purchase is expected to expire on or about December 6, 2011, if not earlier exercised or waived.

In the event that any one or all of these preferential purchase rights are exercised and the other conditions to closing are satisfied or waived, the Company is obligated to close on the remainder of the transaction.

New Bank Credit Agreement

The Company also announced today that it has entered into an amended and restated bank credit agreement which will become effective upon the closing of the transaction described above. The key elements of this new credit agreement are as follows:

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The notional amount of the credit agreement will be increased from $180 million to $250 million, and the borrowing base will be increased from $90 million to $180 million (assuming no preferential purchase rights are exercised).

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The group of lenders, with Bank of America, N.A. as Administrative Agent, BNP Paribas as Syndication Agent and US Bank National Association and Bank of Scotland plc as co-documentation agents, will be increased from five to six banks.

•	The new credit facility will have a four year maturity, an extension of the Company’s current facility by more than two years.

•	The Company’s borrowing rate has been reduced by 50 basis points and certain financial and other covenants have been improved.

Forward-Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The anticipated final purchase price, the closing of the acquisition, the closing date, financing of the transaction and other statements that express anticipated events are all forward-looking statements. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the results of our continuing due diligence, our continued compliance with our existing credit facility, other financing alternatives available to the Company, reserve estimates, future prices and production costs, and actions by holders of preferential rights. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC, including its Form 10-K for fiscal year 2010. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Steve Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.